Exhibit 99.1

LIBERTY INTERACTIVE CORPORATION REPORTS

SECOND QUARTER 2017 FINANCIAL RESULTS

Englewood, Colorado, August 8, 2017 - Liberty Interactive Corporation ("Liberty Interactive") (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) today reported second quarter 2017 results.  Highlights include(1):

Attributed to QVC Group

•	QVC consolidated revenue down 4% to $2.0 billion and down 3% in constant currency
•	QVC US revenue down 4%, inclusive of an estimated 1% negative impact from system outage in second quarter that resulted in shipment backlog into third quarter
•	Operating income down 5% and adjusted OIBDA(2) down 1%
•	Adjusted OIBDA margin(2) expanded 100 basis points
•	QVC International grew constant currency(3) revenue 2%, operating income 21% and adjusted OIBDA 14%
•	Adjusted OIBDA margin expansion in all consolidated markets
•	QVC consolidated mobile penetration was 63% of QVC.com orders, a 520 basis point increase
•	QVC US mobile penetration was 62% of QVC.com orders, a 490 basis point increase
•	Liberty Interactive announced agreement to acquire remaining 62% stake of HSN, Inc. (“HSNi”) not already owned in all-stock transaction

Attributed to Liberty Ventures Group

•	Advanced progress on planned acquisition of General Communication, Inc. (“GCI”) and subsequent split-off of combined company, GCI Liberty; received early termination of HSR waiting period
•	Purchased 450,000 additional shares of LendingTree for $77 million and increased undiluted ownership to 27%

“QVC had a solid Q2, with revenue performance similar to Q1 and improved adjusted OIBDA margins.  We were thrilled to announce the acquisition of HSNi, which will enhance QVC’s position as the leading global video eCommerce retailer,” said Greg Maffei, Liberty Interactive President and CEO.  “We also continue to make good progress on the acquisition of GCI and anticipate closing both transactions in the fourth quarter of 2017.  As previously discussed, this will create two asset-backed stocks:  QVC Group and GCI Liberty.”

Unless otherwise noted, the following discussion compares financial information for the three months ended June 30, 2017 to the same period in 2016.

QVC GROUP  – Approximately $10 million of corporate level selling, general and administrative expense (“SG&A”) (including stock-based compensation expense) was allocated to the QVC Group in the second quarter of 2017.

On July 6, 2017, Liberty Interactive entered into an agreement to acquire the 62% of HSNi it does not already own in an all-stock transaction. Liberty Interactive currently owns approximately 38% of HSNi and, upon acquisition of the remaining stake, HSNi will become a wholly-owned subsidiary attributed to the QVC Group. HSNi stockholders will receive fixed consideration of 1.65 shares of Series A QVC Group common stock (“QVCA”) for every share of HSNi common stock held. Based on the QVCA closing price as of July 5, 2017 and the number of HSNi undiluted shares outstanding as of May 1, 2017, this equates to a total enterprise value for HSNi of $2.6 billion, an equity value of $2.1 billion and consideration of $40.36 per HSNi share.

The acquisition of HSNi is expected to be completed during the fourth quarter of 2017 and is subject to certain customary conditions, including, among other things, receipt of regulatory approval and approval by a majority of the outstanding voting power of HSNi stockholders. A voting agreement has been obtained from Liberty Interactive to vote its HSNi shares in-favor of the transaction. Approval of the Liberty Interactive stockholders is not required, and is not being sought, for the HSNi acquisition.

QVC

“We were pleased to generate strong margin expansion in the second quarter due to our focus on cost controls and avoidance of excessive promotional activity,” said QVC President and CEO, Mike George. “We are executing on a number of strategies that we expect to restore healthy growth, with a particular focus on greater diversity and newness in our assortments.  We were delighted with the strong performance of our International segment, which was led by QVC Japan.  We look forward to welcoming the HSNi team to the QVC family with the completion of the acquisition in the fourth quarter, which we believe will be accretive to all of our stakeholders.”

The following table provides QVC’s consolidated financial and operating results for the second quarter of 2017. US Dollar denominated results were unfavorably impacted by exchange rate fluctuations in the second quarter. The Dollar strengthened versus the British Pound, Euro and Japanese Yen 11%, 3% and 3%, respectively. The following table also provides a comparison of the year-over-year percentage change in QVC’s results in constant currency(3) (where applicable) to the comparable figures calculated in accordance with US GAAP for the three months ended June 30, 2017.

(amounts in millions unless otherwise noted)	2Q16	2Q17	% Change		% Change Constant Currency(3)
QVC - Consolidated
Financial Metrics
Revenue	$2,063	$1,979	(4)%		(3)%
Operating Income	$307	$306	0%		1%
Operating Income Margin (%)	14.9%	15.5%	60	bps
Adjusted OIBDA	$463	$468	1%		2%
Adjusted OIBDA Margin (%)	22.4%	23.6%	120	bps
Operating Metrics
eCommerce Revenue	$939	$963	3%		4%
eCommerce % of Total Revenue	45.5%	48.7%	320	bps
Mobile % of eCommerce Revenue(1)	57.9%	63.1%	520	bps
LTM Total Customers(2)	12.7	12.6	(1)%

(1)	Based on gross US Dollar orders.
(2)	LTM: Last twelve months.
(3)	For a definition of constant currency financial metrics, see the accompanying schedules.

The following table provides QVC US’s financial and operating results for the second quarter of 2017.

(amounts in millions unless otherwise noted)	2Q16	2Q17	% Change
QVC - US
Financial Metrics
Revenue	$1,428	$1,367	(4)%
Gross Margin	37.6%	37.3%	(30)	bps
Operating Income	$236	$225	(5)%
Operating Income Margin (%)	16.5%	16.5%	0	bps
Adjusted OIBDA	$363	$361	(1)%
Adjusted OIBDA Margin (%)	25.4%	26.4%	100	bps
Operating Metrics
Average Selling Price	$56.60	$56.05	(1)%
Units Sold			(3)%
Return Rate(1)	18.5%	17.9%	(60)	bps
eCommerce Revenue	$727	$746	3%
eCommerce % of Total Revenue	50.9%	54.6%	370	bps
Mobile % of eCommerce Revenue(2)	56.6%	61.5%	490	bps
LTM Total Customers(3)	8.2	8.0	(2)%

(1)	Measured as returned sales over gross shipped sales.
(2)	Based on gross US Dollar orders.
(3)	LTM: Last twelve months.

QVC US experienced year-over-year revenue declines in all categories except home. Operating income margin and adjusted OIBDA margin performance primarily reflect lower bad debt, higher product margins and higher credit card income, partially offset by higher bonus expense, warehouse costs and depreciation.

The following table provides QVC International’s financial and operating results for the second quarter of 2017, including the year over year percentage change in QVC’s results in constant currency(3) (where applicable) to the comparable figures calculated in accordance with US GAAP due to the net impact of unfavorable exchange rate fluctuations.

(amounts in millions unless otherwise noted)	2Q16	2Q17	% Change		% Change Constant Currency(4)
QVC - International(1)
Financial Metrics
Revenue	$635	$612	(4)%		2%
Gross Margin	38.0%	39.1%	110	bps
Operating Income	$71	$81	14%		21%
Operating Income Margin (%)	11.2%	13.2%	200	bps
Adjusted OIBDA	$100	107	7%		14%
Adjusted OIBDA Margin (%)	15.7%	17.5%	180	bps
Operating Metrics
Average Selling Price			(4)%		1%
Units Sold			1%
eCommerce Revenue	$212	$217	2%		8%
eCommerce % of Total Revenue	33.4%	35.5%	210	bps
Mobile % of eCommerce Revenue(2)	61.7%	68.1%	640	bps
LTM Total Customers(3)	4.5	4.6	2%

(1)	Includes QVC France, QVC Germany, QVC Italy, QVC Japan and QVC UK.
(2)	Based on gross US Dollar orders.
(3)	LTM: Last twelve months.
(4)	For a definition of constant currency financial metrics, see the accompanying schedules.

In the second quarter of 2017, QVC International experienced constant currency growth in beauty, accessories and apparel, which were partially offset by declines in home, jewelry and electronics. Increases in operating income margin and adjusted OIBDA margin in constant currency primarily reflect higher product margins and lower fixed and freight costs, as well as customer service efficiencies.

CNR Home Shopping Co., Ltd. ("CNRS"), QVC's joint venture in China, is being accounted for as an equity method investment, and as a result, QVC reported a $1 million reduction in net income for the quarter.

zulily

“We remain focused on delivering great products at great values every day.  As expected, we faced tough comps and margin pressure in Q2 due to investments in our fulfillment capabilities, technology and our third-party fulfillment services,” said zulily President and CEO, Darrell Cavens. “We continue to believe in the strength of our model and the opportunities ahead.”

The following table provides zulily’s stand-alone financial and operating results for the second quarter of 2017.  Revenue was flat in the second quarter, primarily attributed to the active customer base remaining relatively flat year-over-year.  Average order value and the number of orders placed per active customer both increased modestly, partially offset by a 1.2% decrease in total orders placed. An active customer is defined as an individual who has purchased at least once in the last twelve months, measured from the last date of a period. Operating income margin improved, driven primarily by decelerating amortization of intangible assets related to purchase accounting. Adjusted OIBDA margin decreased primarily due to international shipping costs, product mix shift, expansion of zulily’s third party fulfillment services and free shipping options.

(amounts in millions unless otherwise noted)	2Q16	2Q17	% Change
zulily
Financial Metrics
Net Revenue	$366	$367	0%
Gross Margin	29.8%	27.8%	(200)	bps
Operating Income (Loss)	$(43)	$(29)	33%
Operating Income Margin (%)	(11.7)%	(7.9)%	380	bps
Adjusted OIBDA	$31	$26	(16)%
Adjusted OIBDA Margin (%)	8.5%	7.1%	(140)	bps
Operating Metrics
Mobile % of Total Orders	63.2%	66.6%	340	bps
LTM Total Customers(1)	5.0	4.9	(2)%

(1)	LTM: Last twelve months.

Share Repurchases

There were no repurchases of QVC Group common stock (Nasdaq: QVCA) from May 1, 2017 through July 31, 2017.  Repurchases during the period were impacted by the pending HSNi transaction. Since the creation of the QVC Group stock (including its predecessor, Liberty Interactive Group) in May 2006, Liberty Interactive has repurchased shares for aggregate cash consideration of $7.1 billion, representing approximately 46% of the shares outstanding at the time of the creation of the QVC Group stock.  All repurchases up to August 9, 2012, the date on which the QVC Group stock was recapitalized to create the Liberty Ventures common stock, were comprised of shares of the combined stocks.  The remaining repurchase authorization for Liberty Interactive as of August 1, 2017 is approximately $948 million, of which $298 million can be applied to repurchases of either QVC Group or Liberty Ventures common stock and $650 million can only be applied to Liberty Ventures common stock.

QVC Group has attributed to it Liberty Interactive’s subsidiaries, QVC, Inc. and zulily, llc, and Liberty Interactive’s interest in HSN.

LIBERTY VENTURES GROUP  – Approximately $11 million of corporate level SG&A expense (including stock-based compensation expense) was allocated to Liberty Ventures Group in the second quarter of 2017.

On April 4, 2017, Liberty Interactive entered into an agreement and plan of reorganization with GCI, the largest communications provider in Alaska, whereby Liberty Interactive will acquire GCI through a reorganization in which certain Liberty Ventures Group assets and liabilities will be contributed to GCI in exchange for a controlling interest in GCI, followed by a subsequent split-off of the combined company, GCI Liberty.   Additional information is available in the registration statement on Form S-4 that GCI filed with the SEC on August 1, 2017.

The transactions between Liberty Interactive and GCI are expected to be completed during the fourth quarter of 2017, subject to customary closing conditions including, among other things, receipt of regulatory approval and the requisite shareholder approvals. In June 2017, the Federal Trade Commission granted early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

Simultaneous with the closing of the transactions with Liberty Interactive and GCI, the QVC Group, including wholly-owned subsidiaries QVC, Inc., zulily and HSNi (or, if the HSNi acquisition has not yet closed, following such closing), will become an asset-backed stock and Liberty Interactive will be renamed QVC Group, Inc. Neither the proposed transactions involving GCI nor the acquisition of HSNi is conditioned on the completion of the other, and no assurance can be given as to which of these transactions will be completed first.

Share Repurchases

There were no repurchases of Liberty Ventures common stock (Nasdaq: LVNTA) from May 1, 2017 through July 31, 2017.  The remaining repurchase authorization for Liberty Interactive as of August 1, 2017 is approximately $948 million, of which $298 million can be applied to repurchases of either QVC Group or Liberty Ventures common stock and $650 million can only be applied to Liberty Ventures common stock.

The businesses and assets attributed to the Liberty Ventures Group are all of Liberty Interactive's businesses and assets other than those attributed to the QVC Group, including its interests in Liberty Broadband Corporation and FTD, Liberty Interactive’s subsidiary Evite, and minority interests in ILG, LendingTree and Charter Communications.

FOOTNOTES

1)

Liberty Interactive's President and CEO, Greg Maffei, will discuss these highlights and other matters on Liberty Interactive's earnings conference call which will begin at 2:30  p.m. (E.D.T.) on August 8, 2017.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For a definition of adjusted OIBDA and applicable reconciliations and a definition of adjusted OIBDA margin, see the accompanying schedules.
3)	For a definition of constant currency financial metrics, see the accompanying schedules. Applicable reconciliations can be found in the financial tables at the beginning of this press release.

QVC GROUP FINANCIAL METRICS – QUARTER

(amounts in millions)	2Q16	2Q17	% Change
Revenue
QVC US	$1,428	$1,367	(4)%
QVC International(1)	635	612	(4)%
Total QVC revenue	2,063	1,979	(4)%
zulily	366	367	0%
Intergroup eliminations	(5)	-	100%
Total QVC Group Revenue	$2,424	$2,346	(3)%

Operating Income
QVC US	$236	$225	(5)%
QVC International(1)	71	81	14%
Total QVC operating income	307	306	(0)%
zulily	(43)	(29)	33%
Corporate and other	(10)	(12)	(20)%
Total QVC Group Operating Income	$254	$265	4%

Adjusted OIBDA
QVC US	$363	$361	(1)%
QVC International(1)	100	107	7%
Total QVC adjusted OIBDA	463	468	1%
zulily	31	26	(16)%
Corporate and other	(7)	(6)	14%
Total QVC Group Adjusted OIBDA	$487	$488	0%

Net Income and Adjusted Net Income
Total QVC Group net income	$130	$111	(15)%
Total QVC Group adjusted net income(2)	$218	$188	(14)%

China JV(3)
Revenue	$38	$39	3%
Adjusted OIBDA	$(1)	$(1)	-%

(amounts in millions)
QVCA Shares Outstanding	7/31/2016	7/31/2017
Outstanding A and B shares	476	451

(amounts in millions)	Quarter ended	Quarter ended
QVCA and QVCB Basic and Diluted Shares	6/30/2016	6/30/2017
Basic weighted average shares outstanding ("WASO")	479	451
Potentially dilutive shares	6	4
Diluted WASO	485	455

(1)	Includes QVC France, QVC Germany, QVC Italy, QVC Japan and QVC UK.
(2)	See reconciling schedule 4.
(3)	This joint venture is being accounted for as an equity investment.

NOTES

The following financial information with respect to Liberty Interactive's equity affiliates and available for sale securities is intended to supplement Liberty Interactive's condensed consolidated statements of operations which are included in its Form 10-Q.

Fair Value of Public Holdings

(amounts in millions)	3/31/2017	6/30/2017
HSN(1)	$743	$639
Total Attributed QVC Group	$743	$639

Charter(2)	$1,754	$1,805
FTD(3)	205	204
Liberty Broadband(2)	3,688	3,703
LendingTree(4)	348	557
Other public holdings(2)	350	459
Total Attributed Liberty Ventures Group	$6,345	$6,728

(1)

Represents fair value of the investment in HSNi attributed to QVC Group.  In accordance with GAAP, this investment is accounted for using the equity method of accounting and is included in the attributed balance sheet of QVC Group at historical carrying value which aggregated $194 million and $193 million at March 31, 2017 and June 30, 2017, respectively.

(2)	Represents fair value of the investments in Charter, Liberty Broadband and other public holdings attributed to Liberty Ventures Group, which are accounted for at fair value.
(3)

Represents fair value of the investment in FTD attributed to Liberty Ventures Group.  In accordance with GAAP, this investment is accounted for using the equity method of accounting and is included in the attributed balance sheet of Liberty Ventures Group at historical carrying value which aggregated $212 million and $213 million at March 31, 2017 and June 30, 2017, respectively.

(4)

Represents fair value of the investment in LendingTree attributed to Liberty Ventures Group. In accordance with GAAP, this investment is accounted for using the equity method of accounting and is included in the attributed balance sheet of Liberty Ventures Group at historical carrying values which aggregated $33 million and $111 million at March 31, 2017 and June 30, 2017, respectively. In June 2017, a subsidiary of Liberty Interactive purchased an additional 450,000 shares of LendingTree for $76.8 million, increasing its undiluted equity ownership to 27%.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	3/31/2017	6/30/2017
Cash and Liquid Investments Attributable to:
QVC Group	$379	$420
Liberty Ventures Group	442	485
Total Liberty Consolidated Cash and Liquid Investments	$821	$905

Debt:
Senior notes and debentures(1)	$791	$791
Senior exchangeable debentures(2)	1	1
QVC senior notes(1)	3,550	3,550
QVC bank credit facility	1,699	1,611
Other	180	180
Total Attributed QVC Group Debt	$6,221	$6,133
Unamortized discount, fair market value adjustment and deferred loan costs	(37)	(36)
Total Attributed QVC Group Debt (GAAP)	$6,184	$6,097

Senior exchangeable debentures(2)	1,955	1,955
Total Attributed Liberty Ventures Group Debt	$1,955	$1,955
Fair market value adjustment	(209)	(156)
Total Attributed Liberty Ventures Group Debt (GAAP)	$1,746	$1,799

Total Liberty Interactive Corporation Debt (GAAP)	$7,930	$7,896

(1)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
(2)	Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.

Total cash and liquid investments attributed to the QVC Group increased $41 million in the second quarter. Net debt repayments and capital expenditures were more than offset by cash provided from operations.  Total debt attributed to the QVC Group decreased by $88 million primarily due to repayments on QVC’s credit facility.

Total cash and liquid investments attributed to the Liberty Ventures Group increased $43 million,  primarily due to inter-group tax payments received, partially offset by payments to purchase additional shares of LendingTree. Total debt attributed to Liberty Ventures Group was flat in the second quarter.

Important Notice: Liberty Interactive (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) President and CEO, Greg Maffei, will discuss Liberty Interactive's earnings release on a conference call which will begin at 2:30 p.m. (E.D.T.) on August 8, 2017.  The call can be accessed by dialing (844) 307-2219 or (678) 509-7635 at least 10 minutes prior to the start time.   The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertyinteractive.com/events.  Links to this press release and replays of the call will also be available on Liberty Interactive's website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, market conditions, sales demand, statements about the proposed acquisition (the “HSNi acquisition”) of HSNi by Liberty Interactive, including those about timing and expected benefits of the HSNi acquisition, the proposed acquisition of GCI by Liberty Interactive and the proposed split-off of GCI and certain Liberty Ventures Group assets and liabilities (the “proposed split-off” and together with the proposed acquisition of GCI, the “proposed transactions”), the timing of the proposed transactions, the renaming of Liberty Interactive, new service and product offerings, the monetization of our non-core assets, the continuation of our stock repurchase program and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Interactive, changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks, the availability of investment opportunities, the satisfaction of conditions to the proposed transactions and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this press release, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Interactive and about the risks and uncertainties related to Liberty Interactive's business which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty Interactive, the QVC Group, QVC (and certain of its subsidiaries), zulily and the Liberty Ventures Group together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP.  Liberty Interactive defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.  Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure.  Liberty Interactive defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty Interactive believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty Interactive views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Interactive's management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

In addition, this press release includes references to adjusted net income, which is a non-GAAP financial measure, for QVC Group. Liberty Interactive defines adjusted net income as net income, excluding the impact of purchase accounting amortization (net of deferred tax benefit).

Liberty Interactive believes adjusted net income is an important indicator of financial performance, in particular for QVC Group, due to the impact of purchase accounting amortization.  Because adjusted net income is used as a measure of overall financial performance, Liberty Interactive views net income as the most directly comparable GAAP measure.  Adjusted net income is not meant to replace or supersede net income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with a supplemental metric of financial performance.  Please see the attached schedules for a reconciliation of adjusted net income to net income (loss) calculated in accordance with GAAP for QVC Group (Schedule 4).

This press release also references certain financial metrics on a constant currency basis, which is a non-GAAP measure, for QVC Group.  Constant currency financial metrics, as presented herein, are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency.

Liberty Interactive believes constant currency financial metrics are an important indicator of financial performance, in particular for QVC Group, due to the translational impact of foreign currency fluctuations relating to its subsidiaries in the UK, Germany, Italy, Japan and France, as well as its JV in China.  We use constant currency financial metrics to provide a framework to assess how our businesses performed excluding the effects of foreign currency exchange fluctuations.  Please see the financial tables at the beginning of this press release for a reconciliation of the impact of foreign currency fluctuations on revenue, operating income, adjusted OIBDA and average selling price.

SCHEDULE 1

The following table provides a reconciliation of QVC Group's adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended June 30, 2016, September 30, 2016, December 31, 2016, March 31, 2017 and June 30, 2017,  respectively.

QUARTERLY SUMMARY

(amounts in millions)	2Q16	3Q16	4Q16	1Q17	2Q17
QVC Group
Adjusted OIBDA	487	406	610	445	488
Depreciation and amortization	(214)	(219)	(208)	(207)	(205)
Stock compensation expense	(19)	(20)	(18)	(12)	(18)
Operating Income	$254	$167	$384	$226	$265

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries) and zulily  to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended June 30, 2016, September 30, 2016, December 31, 2016,  March 31, 2017 and June 30, 2017, respectively.  As there are no material reconciling items between adjusted OIBDA and operating income for the QVC China joint venture for the referenced periods, no reconciliation has been provided.

QUARTERLY SUMMARY

(amounts in millions)	2Q16	3Q16	4Q16	1Q17	2Q17
QVC Group
QVC Adjusted OIBDA
QVC US	$363	$308	$438	$336	$361
QVC International	100	85	131	98	107

Consolidated QVC adjusted OIBDA	463	393	569	434	468
Depreciation and amortization	(146)	(154)	(157)	(157)	(154)
Stock compensation	(10)	(8)	(8)	(6)	(8)
QVC Operating Income	$307	$231	$404	$271	$306

zulily
Adjusted OIBDA	$31	$18	$40	$15	$26
Depreciation and amortization	(68)	(65)	(51)	(50)	(51)
Stock compensation	(6)	(5)	(3)	(3)	(4)
zulily Operating Income (Loss)	$(43)	$(52)	$(14)	$(38)	$(29)

SCHEDULE 3

The following table provides a reconciliation of adjusted OIBDA for QVC Group and the Liberty Ventures Group to the Liberty Interactive Corporation operating income (loss) calculated in accordance with GAAP for the three months ended June 30, 2016, September 30, 2016, December 31, 2016, March 31, 2017 and June 30, 2017, respectively.

QUARTERLY SUMMARY

(amounts in millions)	2Q16	3Q16	4Q16	1Q17	2Q17

QVC Group adjusted OIBDA	$487	$406	$610	$445	$488
Liberty Ventures Group adjusted OIBDA	8	(4)	(5)	(8)	(7)
Consolidated Liberty Interactive Corp. Adjusted OIBDA	$495	$402	$605	$437	$481
Depreciation and amortization	(221)	(225)	(211)	(208)	(206)
Stock compensation	(24)	(20)	(22)	(16)	(21)
Consolidated Liberty Interactive Corp. Operating Income	$250	$157	$372	$213	$254

SCHEDULE 4

The following table provides a reconciliation of QVC Group's adjusted net income to its net income calculated in accordance with GAAP for the three months ended June 30, 2016, September 30, 2016, December 31, 2016, March 31, 2017 and June 30, 2017, respectively.

QUARTERLY SUMMARY

(amounts in millions)	2Q16	3Q16	4Q16	1Q17	2Q17	LTM
QVC Group
Net income	$130	$61	$188	$91	$111	$451
QVC purchase accounting amort., net deferred tax benefit (1)	50	50	49	49	49	197
zulily purchase accounting amort., net deferred tax benefit (2)	38	37	29	28	28	122
QVC Group adjusted net income	$218	$148	$266	$168	$188	$770

QVCA/B shares outstanding as of July 31, 2017						451
Adjusted LTM earnings per share						$1.71

(1)

Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Liberty Interactive’s acquisition of QVC, net of book deferred tax benefit (gross non-cash, non-tax deductible purchase accounting amortization is expected to be  $212 million for the twelve months ending December 31, 2017. The majority of the intangible assets established in purchase accounting as a result of the acquisition will be fully amortized by the end of the third quarter of 2017).

(2)	Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Liberty Interactive’s acquisition of zulily, net of book deferred tax benefit.

LIBERTY INTERACTIVE CORPORATION

BALANCE SHEET INFORMATION

June 30, 2017 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$420	485	905
Trade and other receivables, net	854	37	891
Inventory, net	1,096	—	1,096
Other current assets	85	1	86
Total current assets	2,455	523	2,978
Investments in available-for-sale securities and other cost investments	3	2,344	2,347
Investments in affiliates, accounted for using the equity method	231	415	646
Investment in Liberty Broadband measured at fair value	—	3,703	3,703
Property and equipment, net	1,115	1	1,116
Intangible assets not subject to amortization	9,376	29	9,405
Intangible assets subject to amortization, net	743	4	747
Other assets, at cost, net of accumulated amortization	30	1	31
Total assets	$13,953	7,020	20,973
Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$66	(66)	—
Accounts payable	714	—	714
Accrued liabilities	577	26	603
Current portion of debt	16	945	961
Other current liabilities	189	3	192
Total current liabilities	1,562	908	2,470
Long-term debt	6,081	854	6,935
Deferred income tax liabilities	1,058	2,862	3,920
Other liabilities	145	4	149
Total liabilities	8,846	4,628	13,474
Equity/Attributed net assets (liabilities)	5,005	2,401	7,406
Non-controlling interests in equity of subsidiaries	102	(9)	93
Total liabilities and equity	$13,953	7,020	20,973

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF OPERATIONS INFORMATION

Three months ended June 30, 2017 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Revenue:
Total revenue, net	$2,346	6	2,352

Operating costs and expenses:
Cost of sales	1,494	—	1,494
Operating	148	2	150
Selling, general and administrative, including stock-based compensation	234	14	248
Depreciation and amortization	205	1	206
	2,081	17	2,098
Operating income (loss)	265	(11)	254

Other income (expense):
Interest expense	(74)	(15)	(89)
Share of earnings (losses) of affiliates, net	6	(15)	(9)
Realized and unrealized gains (losses) on financial instruments, net	—	116	116
Other, net	(8)	1	(7)
	(76)	87	11
Earnings (loss) from continuing operations before income taxes	189	76	265
Income tax benefit (expense)	(69)	(12)	(81)
Net earnings (loss) from continuing operations	120	64	184
Less net earnings (loss) attributable to noncontrolling interests	9	—	9
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$111	64	175

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF OPERATIONS INFORMATION

Three months ended June 30, 2016 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Revenue:
Total revenue, net	$2,424	139	2,563

Operating costs and expenses:
Cost of sales	1,538	83	1,621
Operating	157	20	177
Selling, general and administrative, including stock-based compensation	261	33	294
Depreciation and amortization	214	7	221
	2,170	143	2,313
Operating income (loss)	254	(4)	250

Other income (expense):
Interest expense	(71)	(21)	(92)
Share of earnings (losses) of affiliates, net	9	(11)	(2)
Realized and unrealized gains (losses) on financial instruments, net	5	338	343
Other, net	20	80	100
	(37)	386	349
Earnings (loss) from continuing operations before income taxes	217	382	599
Income tax benefit (expense)	(76)	(136)	(212)
Net earnings (loss) from continuing operations	141	246	387
Earnings (loss) from discontinued operations	—	3	3
Net earnings (loss)	141	249	390
Less net earnings (loss) attributable to noncontrolling interests	11	—	11
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$130	249	379

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2017- (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$223	480	703
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	412	2	414
Stock-based compensation	30	7	37
Share of (earnings) losses of affiliates, net	(20)	56	36
Cash receipts from return on equity investments	14	—	14
Realized and unrealized gains (losses) on financial instruments, net	1	(818)	(817)
Deferred income tax (benefit) expense	(78)	341	263
Other, net	11	2	13
Intergroup tax allocations	110	(110)	—
Intergroup tax (payments) receipts	(155)	155	—
Changes in operating assets and liabilities
Current and other assets	291	8	299
Payables and other current liabilities	(179)	—	(179)
Net cash provided (used) by operating activities	660	123	783

CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in and loans to cost and equity investees	—	(118)	(118)
Capital expended for property and equipment	(73)	(1)	(74)
Other investing activities, net	(28)	(1)	(29)
Net cash provided (used) by investing activities	(101)	(120)	(221)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	1,199	—	1,199
Repayments of debt	(1,491)	(6)	(1,497)
Repurchases of QVC Group common stock	(152)	—	(152)
Withholding taxes on net settlements of stock-based compensation	(12)	(1)	(13)
Other financing activities, net	(30)	2	(28)
Net cash provided (used) by financing activities	(486)	(5)	(491)
Effect of foreign currency rates on cash	9	—	9
Net increase (decrease) in cash and cash equivalents	82	(2)	80
Cash and cash equivalents at beginning of period	338	487	825
Cash and cash equivalents at end period	$420	485	905

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2016 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$243	223	466
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	—	13	13
Depreciation and amortization	423	15	438
Stock-based compensation	37	18	55
Cash payments for stock based compensation	—	(91)	(91)
Share of losses (earnings) of affiliates, net	(30)	29	(1)
Cash receipts from return on equity investments	14	2	16
Realized and unrealized gains (losses) on financial instruments, net	(4)	(332)	(336)
Deferred income tax (benefit) expense	(94)	404	310
Other, net	15	(98)	(83)
Intergroup tax allocation	274	(274)	—
Intergroup tax (payments) receipts	(104)	104	—
Changes in operating assets and liabilities
Current and other assets	369	23	392
Payables and other current liabilities	(491)	(17)	(508)
Net cash provided (used) by operating activities	652	19	671

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from disposition	—	129	129
Investments in and loans to cost and equity investees	—	(42)	(42)
Capital expended for property and equipment	(110)	(15)	(125)
Purchases of short term and other marketable securities	—	(264)	(264)
Sales of short term and other marketable securities	12	1,162	1,174
Investment in Liberty Broadband	—	(2,400)	(2,400)
Other investing activities, net	(2)	1	(1)
Net cash provided (used) by investing activities	(100)	(1,429)	(1,529)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	778	587	1,365
Repayments of debt	(923)	(1,096)	(2,019)
Repurchases of QVC Group common stock	(417)	—	(417)
Withholding taxes on net settlements of stock-based compensation	(13)	—	(13)
Other financing activities, net	(13)	3	(10)
Net cash provided (used) by financing activities	(588)	(506)	(1,094)
Effect of foreign currency rates on cash	4	—	4
Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	—	9	9
Cash provided (used) by investing activities	—	—	—
Cash provided (used) by financing activities	—	—	—
Change in available cash held by discontinued operations	—	—	—
Net cash provided (used) by discontinued operations	—	9	9
Net increase (decrease) in cash and cash equivalents	(32)	(1,907)	(1,939)
Cash and cash equivalents at beginning of period	426	2,023	2,449
Cash and cash equivalents at end period	$394	116	510